                                        Filed Pursuant to Rule 424(b)(3)
                                                          File No. 333-29339



                             PROSPECTUS SUPPLEMENT
                      (TO PROSPECTUS DATED JULY 29, 1997)


                                1,485,277 SHARES


                                   [i2 LOGO]


                             i2 TECHNOLOGIES, INC.

                                  COMMON STOCK
                         (par value $.00025 per share)
                               _________________


                              SELLING STOCKHOLDERS

         In August 1997, InSight Venture Partners II, L.P. ("InSight II") distributed shares of common stock, par value $0.00025 per share (the "Common Stock"), of i2 Technologies, Inc. ("i2" or the "Company") held by InSight II to its limited partners and I.V. Associates, LLC, its general partner ("I.V. Associates"). I.V. Associates then distributed certain of the shares of Common Stock held by it to its general and limited partners. The distributees in each such distribution (collectively, the "InSight Distributees") agreed to succeed to the rights and obligations of InSight II under the Registration Rights Agreement and be named as Selling Stockholders herein. The following table provides certain information with respect to the number of shares of Common Stock owned before this offering, offered hereby and to be owned by the Selling Stockholders after this offering after giving effect to such distributions and assuming all offered shares are sold in this offering.

                                                                                        NUMBER OF
                                                                                       SHARES TO BE
                                                NUMBER OF                              OWNED AFTER
                                              SHARES OWNED       NUMBER OF             THE OFFERING
                                               BEFORE THE      SHARES BEING         --------------------
        NAME OF SELLING STOCKHOLDER             OFFERING        OFFERED (1)          NUMBER      PERCENT
        ---------------------------           -----------      -----------          --------     -------
Sandeep R. Tungare(2) (3) . . . . . . . .      590,387            286,596            303,791      1.0%
Vidhya Tungare(3) . . . . . . . . . . . .      573,192            286,596            286,596         *
Ravi B. Reddy(4) (5)  . . . . . . . . . .      590,387            286,596            303,791      1.0%
Pratibha Reddy(5) . . . . . . . . . . . .      573,192            286,596            286,596         *
M.R. Rangaswami(6)  . . . . . . . . . . .       37,645              3,234             34,411         *
InSight Venture Partners I, L.P.(7).  . .       18,961              9,480              9,481         *
InSight Venture Associates, LLC(7)  . . .       10,030             10,030                  0         *
Integral Capital Partners III, L.P.(8). .      151,596             71,178             80,418         *
Integral Capital Partners International
  III, L.P.(8)  . . . . . . . . . . . . .       35,813             16,859             18,954         *
Quality Technology Decisions, Inc.  . . .        2,292              2,292                  0         *

  (continued on following page)



                               _________________


         THE DATE OF THIS PROSPECTUS SUPPLEMENT IS SEPTEMBER 26, 1997.

                                                                                           NUMBER OF
                                                                                          SHARES TO BE
                                                NUMBER OF                                 OWNED AFTER
                                              SHARES OWNED       NUMBER OF                THE OFFERING
                                               BEFORE THE      SHARES BEING            ------------------
        NAME OF SELLING STOCKHOLDER             OFFERING        OFFERED (1)            NUMBER     PERCENT
        ---------------------------           -----------      ------------            -------    -------
InSight Distributees:
  Vincent Smith . . . . . . . . . . . . .       35,326             35,326                  0         *
  Wagner & Brown  . . . . . . . . . . . .       32,979             32,979                  0         *
  Morton H. Meyerson  . . . . . . . . . .       21,986             21,986                  0         *
  Jerry Murdock . . . . . . . . . . . . .       17,110             17,110                  0         *
  Jeffrey Horing(7) . . . . . . . . . . .       15,532             15,532                  0         *
  Cyril Wagner, Jr. . . . . . . . . . . .       14,657             14,657                  0         *
  Barbara Lewis . . . . . . . . . . . . .       10,993             10,993                  0         *
  J.F. Venture, Inc.  . . . . . . . . . .        7,328              7,328                  0         *
  Harry W. Schlough . . . . . . . . . . .        7,328              7,328                  0         *
  Kenneth A. Hersh  . . . . . . . . . . .        6,537              6,537                  0         *
  Wexford Special Situations 1996, L.P. .        5,468              5,468                  0         *
  Steven Friedman . . . . . . . . . . . .        5,337              5,337                  0         *
  Randy Chappel . . . . . . . . . . . . .        4,455              4,455                  0         *
  Lacy H. Edwards and Joan Kniskern
    Edwards Family Trust  . . . . . . . .        4,299              4,299                  0         *
  Michael A. Goldberg . . . . . . . . . .        4,299              4,299                  0         *
  Jerry Murdock, Sr . . . . . . . . . .  .       4,299              4,299                  0         *
  David Doyle . . . . . . . . . . . . . .        3,664              3,664                  0         *
  Sheldon Horing  . . . . . . . . . . . .        3,664              3,664                  0         *
  David S. Lundeen  . . . . . . . . . . .        3,664              3,664                  0         *
  J. Thomas Morse . . . . . . . . . . . .        3,664              3,664                  0         *
  Charles Davis . . . . . . . . . . . . .        2,795              2,795                  0         *
  Reiner Pinot-Noack  . . . . . . . . . .        2,604              2,604                  0         *
  Delaware Charter Guarantee & Trust
    f/b/o Jeffrey Horing's IRA(7) . . . .        1,832              1,832                  0         *
  I.V. Associates(7)  . . . . . . . . . .        1,432              1,432                  0         *
  Wexford Euris Special Situations
    1996, L.P.  . . . . . . . . . . . . .        1,357              1,357                  0         *
  Steven Brooks . . . . . . . . . . . . .        1,270              1,270                  0         *
  Wexford Special Situations 1996
    Institutional, L.P. . . . . . . . . .        1,024              1,024                  0         *
  David Gitlitz . . . . . . . . . . . . .          635                635                  0         *
  Wexford Special Situations 1996
    Limited . . . . . . . . . . . . . . .          282                282                  0         *

___________________________

*        Indicates less than 1%.

(1) There is no assurance that the Selling Stockholders will sell any or all of the offered Shares.

(2)      Includes 17,195 shares subject to currently exercisable options.

(3) Sandeep R. Tungare has served as a director of the Company since the Think Merger. See "Recent Developments." Sandeep R. Tungare and Vidhya Tungare are husband and wife and each may be deemed to beneficially own the shares held by the other. The shares indicated as held by each stockholder represents outstanding shares and shares underlying options directly held by such stockholder.


(continued on following page)





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(4)      Includes 17,195 shares subject to currently exercisable options.

(5) Ravi B. Reddy and Pratibha Reddy are husband and wife and each may be deemed to beneficially own the shares held by the other. The shares indicated as held by each stockholder represents outstanding shares and shares underlying options directly held by such stockholder.

(6) Includes 31,176 shares subject to currently exercisable options. If exercised, 15,000 of these shares would be unvested and therefore subject to a right of repurchase in favor of the Company.

(7) The sole general partner of InSight Venture Partners I, L.P. is InSight Venture Associates, LLC ("InSight Associates"). The terms of the partnership agreement of InSight Venture Partners I, L.P. and the operating agreement of InSight Associates give the members of InSight Associates control over InSight Associates and control of the day to day operations of InSight Venture Partners I, L.P. (subject, with respect to certain matters, to the consent of its limited partners). Jeffrey Horing is a member of InSight Associates and served as a director of Think until the consummation of the Think Merger. Mr. Horing is also a member of I.V. Associates, LLC ("I.V. Associates"), the sole general partner of InSight Venture Partners II, L.P. The terms of the partnership agreement of InSight Venture Partners II, L.P. and the operating agreement of I.V. Associates give the members of I.V. Associates control over I.V. Associates and control of the day to day operations of InSight Venture Partners II, L.P. (subject, with respect to certain matters, to the consent of its limited partners). InSight Venture Partners II, L.P. holds 225,821 shares of Common Stock, which are excluded from the shares held by InSight Venture Partners I, L.P. The shares indicated as owned by InSight Associates, I.V. Associates and Jeffrey Horing are also excluded from the shares held by InSight Venture Partners I, L.P.

(8) The sole general partner of Integral Capital Partners III, L.P. is Integral Capital Management III, L.P. ("Integral Management") and the sole general partners of Integral Capital Partners International III, L.P. are Integral Management and a wholly-owned subsidiary of Integral Management. The general partners of Integral Management are Roger B. McNamee, John A. Powell and Pamela K. Hagenah. No limited partner of such stockholder or Integral Management acts as a general partner of or has control over such stockholder or Integral Management. The terms of the partnership agreements of such stockholder and Integral Management give the general partners of Integral Management control over Integral Management and, ultimately, such stockholder.





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